Exhibit 10.51
SUMMARY OF COMPENSATION ARRANGEMENTS
WITH NON-EMPLOYEE DIRECTORS
     The following description of the compensation arrangements between Alexza Pharmaceuticals, Inc. (the “Company”) and each of its non-employee directors (other than pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan) is provided pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K, which requires a written description of any compensatory plan or arrangement between a registrant and any of its directors when the compensation information is not set forth in any formal document.
     The type and amount of compensation paid or awarded to the Company’s non-employee directors is reviewed from time to time by the Corporate Governance and Nominating Committee (the “Nominating Committee”) of the Company’s Board of Directors (the “Board”). In order to retain the services of the Company’s current non-employee directors, to secure and retain the services of new non-employee directors, and to provide competitive compensation for such persons’ services as directors of the Company, the Nominating Committee recommended and the Board approved the following compensation arrangements for the Company’s non-employee directors effective September 23, 2010:
•	The Company will pay the lead director an annual retainer of $58,000, and will pay each other director an annual retainer of $40,000.
•	The Company will pay (i) each director who serves as Chairman of the Audit & Ethics Committee of the Board (the “Audit Committee”) an annual retainer of $18,000, (ii) each director who serves as Chairman of the Compensation Committee of the Board an annual retainer of $10,000, and (iii) each director who serves as Chairman of any the Nominating Committee an annual retainer of $5,000.
•	The Company will reimburse each director all reasonable out-of-pocket expenses incurred by such director in connection with attending any regular or special meeting of the Board or any regular or special meeting of any committee of the Board.